Exhibit 99.1

Houghton Mifflin Harcourt Announces Fourth Quarter and Full Year 2020 Results,
Achieved 2020 Billings at the Top End of its Revised Guidance Range and Positive Free Cash Flow

SaaS billings growth of 142% and digital platform usage growth of 306% as HMH continues transformation to K-12 pure-play learning technology company; Successful achievement of HMH 2020 strategy lays foundation for Digital First, Connected future

BOSTON — February 25, 2021 — Learning technology company Houghton Mifflin Harcourt (“HMH” or the “Company”) (Nasdaq: HMHC) today announced financial results for the fourth quarter and full year ended December 31, 2020 and introduced new operational metrics HMH will use to track growth in recurring revenue and progress on connected solutions selling.

“As we head into a new year focused on executing against our Digital First, Connected strategy, we are supporting teaching and learning nationwide in every environment. HMH has unsurpassed reach to the nation’s schools and we continue to see strong growth in important key performance indicators, including accelerating digital adoption of our platforms and tools, positioning HMH amongst the largest and fastest growing companies in the edtech market,” said Jack Lynch, President and Chief Executive Officer of Houghton Mifflin Harcourt.

Q4 2020 Headlines:

HMH achieved 2020 billings at the top end of its revised guidance range and positive free cash flow, outperforming its revised guidance range for 2020. Additionally:

•	Continued momentum with SaaS billings growth of 142% and digital platform user growth of 306% for full year 2020
•	Annualized Recurring Revenue (ARR) [1] of $58 million in 2020; HMH will report its Net Retention Rate (NRR) beginning in the first quarter of 2021
•	Connected Sales[1] made up 50% of Education segment billings in 2020

	Three Months Ended December 31,			Years Ended December 31,
(in millions of dollars)	2020	2019	Change	2020	2019	Change
Net sales	$204	$241	(15.7)%	$1,031	$1,391	(25.8)%
Change in deferred revenue	(48)	(41)	(18.6)%	58	201	(71.0)%
Billings [1]	155	201	(22.6)%	1,089	1,591	(31.5)%
Impairment charge for goodwill	17	—	NM	279	—	NM
Net loss	(83)	(125)	33.5%	(480)	(214)	NM
Adjusted EBITDA [2]	16	(4)	NM	132	166	(20.5)%
Pre-publication or content development costs	(10)	(21)	52.4%	(61)	(103)	40.2%
Net cash provided by operating activities	40	128	(68.6)%	115	255	(54.8)%
Free cash flow [2]	14	96	(85.0)%	3	115	(97.4)%

1     An operating measure. Please refer to “Operating Metrics” for an explanation.

2	Non-GAAP measure, please refer to Use of Non-GAAP Financial Measures for an explanation and reconciliation.

NM = not meaningful

Joe Abbott, HMH’s Chief Financial Officer said, “During the quarter, we also continued to manage our expenses with discipline, and as a result, delivered higher adjusted EBITDA margins for the fourth quarter and for the full year. Additionally, we generated positive cash flow during the fourth quarter, resulting in positive free cash flow for the full year."

Outlook:

HMH expects 2021 billings in a range of $1.10 billion to $1.15 billion resulting in an unlevered free cash flow margin in a range of 9% to 11%.

Full year 2020 Financial Results:

Net Sales: HMH reported net sales of $1,031 million for the full year of 2020, down 26% compared to $1,391 million in 2019. The net sales decrease was driven by a $371 million decrease in our Education segment, offset by a $12 million increase in our HMH Books & Media segment. Within our Education segment, the decrease was primarily due to lower net sales in Extensions, which decreased $252 million from $632 million in 2019 to $380 million, due to lower sales and a difficult comparison to prior year Texas K-6 sales coupled with the impact of the COVID-19 pandemic in 2020. Also, contributing to the decrease was lower professional services with the decline of the in-person learning environment as a result of the COVID-19 pandemic. Further, there were lower net sales from Core Solutions which decreased by $119 million from $578 million in 2019 to $459 million, primarily due to the smaller new adoption market opportunity in Texas ELA, along with the impact of the COVID-19 pandemic. Within our HMH Books & Media segment, the increase in net sales was primarily due to an increase in licensing revenue of $13 million, which includes $10 million of licensing revenue from a new production series and $3 million from the Carmen Sandiego series on Netflix.

Billings1: Billings for 2020 decreased $502 million, or 32%, from 2019. The billings decrease was driven by a $515 million decrease in our Education segment offset by a $13 million increase in our HMH Books & Media segment. Within our Education segment, the decrease was primarily due to lower Core Solutions billings which decreased $306 million due to the smaller new adoption market opportunity in Texas ELA, along with the impact of the COVID-19 pandemic. Further, Extensions billings decreased by $209 million due to lower billings of the Heinemann products due to a difficult comparison to prior year Texas K-6 billings coupled with the impact of the COVID-19 pandemic in 2020 and reduced face-to-face delivery of professional services. HMH Books & Media billings increased primarily due to an increase in licensing revenue of $13 million, which includes $10 million of licensing revenue from a new production series and $3 million from the Carmen Sandiego series on Netflix.

Cost of Sales: Overall cost of sales decreased by $200 million to $644 million in 2020 from $844 million in 2019, primarily due to lower billings and to a lesser extent, lower amortization expense.

Selling and Administrative Costs: Selling and administrative costs decreased by $185 million in 2020, primarily due to lower labor costs of $77 million, resulting from cost savings associated with our employee furlough initiative in response to COVID-19, our 2020 Restructuring Plan and a freeze on hiring. Further, there was a decrease in variable expenses of $52 million, including reduced commissions and transportation expenses due to lower billings and $44 million of lower discretionary costs related to travel, decreased marketing activities and other expense reduction measures. There was also lower depreciation expense of $11 million.

Restructuring/severance: Our restructuring/severance and other charges for the full year ended December 31, 2020 increased by $12 million primarily due to severance costs associated with the 2020 restructuring plan.

Operating Loss: Operating loss for 2020 was $429 million, a $266 million unfavorable change from the $163 million operating loss in 2019 primarily due to a non-cash impairment charge for goodwill in 2020 of $279 million. This charge was a direct result of the adverse impact that the COVID-19 pandemic had on our Company. Additionally, lower net sales contributed to the operating loss. Partially offsetting the unfavorable operating loss was a decrease in selling and administrative expenses.

Net Loss: Net loss of $480 million for 2020 was a $266 million unfavorable change from the net loss of $214 million in 2019, due primarily to the same factors impacting operating loss along with an increase in interest expense of $17 million resulting from the debt refinancing during the fourth quarter of 2019 and a favorable change in income taxes of $17 million due primarily to the non-cash impairment on goodwill.

Adjusted EBITDA: Adjusted EBITDA for 2020 was $132 million, a $34 million unfavorable change from $166 million in 2019.

Cash Flows and Liquidity: Net cash provided by operating activities for 2020 was $115 million compared with $255 million in 2019. HMH’s free cash flow, defined as net cash from operating activities minus capital expenditures, for 2020 was $3 million, a $112 million unfavorable change compared to $115 million in 2019. The primary driver of the unfavorable change in net cash provided by operating activities and free cash flow was the COVID-19 pandemic in 2020.

As of February 25, 2021, there were no amounts outstanding under our revolving credit facility. We expect our net cash from operations combined with our cash and cash equivalents and borrowing availability under our revolving credit facility to provide sufficient liquidity to fund our current obligations, capital spending, debt service requirements and working capital requirements over at least the next twelve months.

Conference Call:

At 9:30 a.m. ET on Thursday, February 25, 2021, HMH will host a conference call to discuss the results and management’s outlook with its investors. The call will be webcast live at ir.hmhco.com. The following information is provided for investors who would like to participate:

Toll Free: (844) 835-6565

International: (484) 653-6719

Passcode: 1675959

Moderator: Brian Shipman, Senior Vice President, Investor Relations

Webcast Link: https://edge.media-server.com/mmc/p/oyi49sqv

An archived webcast with the accompanying slides will be available at ir.hmhco.com for one year for those unable to participate in the live event. An audio replay of this conference call will also be available until March 7, 2021 via the following telephone numbers: (855) 859-2056 in the United States and (404) 537-3406 internationally using passcode 1675959.

Use of Non-GAAP Financial Measures:

To supplement our financial statements presented in accordance with Generally Accepted Accounting Principles (GAAP) and to provide additional insights into our performance (for a completed period and/or on a forward-looking basis), we have presented adjusted EBITDA and free cash flow. These measures are not prepared in accordance with GAAP. This information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding our results of operations and/or our expected results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of our business.

Management believes that the presentation of adjusted EBITDA provides useful information to our investors and management as an indicator of our performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, gain or losses on investments, non-cash charges and impairment charges, or levels of depreciation or amortization along with costs such as severance, separation and facility closure costs, acquisition/disposition-related activity costs, restructuring costs and integration costs. Accordingly, management believes that this measure is useful for comparing our performance from period to period and makes decisions based on it. In addition, targets in adjusted EBITDA (further adjusted to include the change in deferred revenue) are used as performance measures to determine certain incentive compensation of management. Management also believes that the presentation of free cash flow provides useful information to our investors because management regularly reviews these metrics as an important indicator of how much cash is generated by general business operations, excluding capital expenditures, and makes decisions based on it.

Other companies may define these non-GAAP measures differently and, as a result, our use of these non-GAAP measures may not be directly comparable to adjusted EBITDA and free cash flow used by other companies. Although we use these non-GAAP measures as financial measures to assess our business, the use of non-GAAP measures is limited as they include and/or do not include certain items not included and/or included in the most directly comparable GAAP measure. Adjusted EBITDA should be considered in addition to, and not as a substitute for, net income or loss prepared in accordance with GAAP as a measure of performance; and free cash flow should be considered in addition to, and not as a substitute for, net cash from operating activities prepared in accordance with GAAP. Adjusted EBITDA is not intended to be a measure of liquidity nor is free cash flow intended to be a measure of residual cash flow available for discretionary use. You are cautioned not to place undue reliance on these non-GAAP measures. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures (to the extent available without unreasonable efforts in the case of forward-looking measures) and related disclosure is provided in the appendix to this news release.

Operating Metrics:

Annualized Recurring Revenue (ARR) for a given period is the annualized revenues derived from termed subscription contracts existing at the end of the period. ARR excludes contracts that are one-time in nature. ARR is currently one of the key performance metrics being used by management to assess the health and trajectory of our business. ARR does not have a standardized definition and is therefore unlikely to be comparable to similarly titled measures presented by other companies. ARR should be viewed independently of U.S. GAAP revenue, deferred revenue and unbilled revenue and is not intended to be combined with or to replace those items. ARR does not represent revenue for any particular period or remaining revenue that will be recognized in future periods. ARR is not a forecast and the active contracts at the end of a reporting period used in calculating ARR may or may not be extended or renewed by our customers.

Connected Sales are billings from the sale of core, intervention, supplemental, assessment and service offerings hosted on or transitioning to be hosted on our Ed: Your Friend in Learning® teaching and learning platform.

Billings is an operating measure which we derive from net sales taking into account the change in deferred revenue. Education and HMH Books & Media segment billings represent an operating measure which we derive from net sales taking into account the change in deferred revenue. Billings for Core Solutions and Extensions is an operating measure based on invoiced sales adjusted for returns, other publishing income and change in deferred revenue.

About Houghton Mifflin Harcourt

Houghton Mifflin Harcourt (Nasdaq: HMHC) is a learning technology company committed to delivering connected solutions that engage learners, empower educators and improve student outcomes. As a leading provider of K–12 core curriculum, supplemental and intervention solutions, and professional learning services, HMH partners with educators and school districts to uncover solutions that unlock students’ potential and extend teachers’ capabilities. HMH serves more than 50 million students and 3 million educators in 150 countries, while its award-winning children’s books, novels, non-fiction, and reference titles are enjoyed by readers throughout the world. For more information, visit www.hmhco.com

Follow HMH on Twitter, Facebook and YouTube.

Contact

Investor Relations

Brian S. Shipman, CFA

SVP, Investor Relations

(212) 592-1177

brian.shipman@hmhco.com

Media Relations

Bianca Olson

SVP, Corporate Affairs

(617) 351-3841

bianca.olson@hmhco.com

Forward-Looking Statements

The statements contained herein include forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “projects,” “anticipates,” “expects,” “could,” “intends,” “may,” “will,” “should,” “forecast,” “intend,” “plan,” “potential,” “project,” “target” or, in each case, their negative, or other variations or comparable terminology. Forward-looking statements include all statements that are not statements of historical facts. They include statements regarding our intentions, beliefs or current expectations concerning, among other things: 2021 outlook for billings and unlevered free cash flow margin; the expected impact of our Digital First, Connected strategy and the actions described in this press release; the expected impact of the COVID-19 pandemic; our future results of operations, financial condition, liquidity, prospects, growth and strategies; the timing, structure and expected impact of our operational efficiency and cost-reduction initiatives and the estimated savings and amounts expected to be incurred in connection therewith; and potential business decisions. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. We caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are based upon information available to us on the date of this report.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that actual results may differ materially from those made in or suggested by the forward-looking statements contained herein. In addition, even if actual results are consistent with the forward-looking statements contained herein, those results or developments may not be indicative of results or developments in subsequent periods.

Important factors that could cause actual results to vary from expectations include, but are not limited to: the duration and severity of the COVID-19 pandemic and its impact on the federal, state and local economies and on K-12 schools; the rate and state of technological change; state requirements related to digital instructional materials; our ability to execute on our Digital First, Connected growth strategy; increases in our operating costs; management and personnel changes; timing, higher costs and unintended consequences of our operational efficiency and cost-reduction initiatives, including the actions described in this press release; our ability to sell the HMH Books & Media business and the terms of any such potential sale; and other factors discussed in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. In light of these risks, uncertainties and assumptions, the forward-looking events described herein may not occur.

We undertake no obligation, and do not expect, to publicly update or publicly revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained herein.

Houghton Mifflin Harcourt Company

Consolidated Balance Sheets

	December 31,
(in thousands of dollars, except share information)	2020	2019
Assets
Current assets
Cash and cash equivalents	$281,200	$296,353
Accounts receivable, net	152,832	184,425
Inventories	166,963	213,059
Prepaid expenses and other assets	19,931	19,257
Total current assets	620,926	713,094

Property, plant, and equipment, net	93,202	100,388
Pre-publication costs, net	203,149	268,197
Royalty advances to authors, net	42,485	44,743
Goodwill	437,977	716,977
Other intangible assets, net	428,584	474,225
Operating lease assets	126,850	132,247
Deferred income taxes	2,415	2,520
Deferred commissions	30,659	29,291
Other assets	34,879	31,490
Total assets	$2,021,126	$2,513,172
Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$19,000	$19,000
Accounts payable	49,104	52,128
Royalties payable	50,771	72,985
Salaries, wages, and commissions payable	21,944	54,938
Deferred revenue	342,605	305,285
Interest payable	11,017	3,826
Severance and other charges	19,590	12,407
Accrued pension benefits	1,593	—
Accrued postretirement benefits	1,555	1,571
Operating lease liabilities	9,669	8,685
Other liabilities	24,973	24,325
Total current liabilities	551,821	555,150

Long-term debt, net of discount and issuance costs	624,692	638,187
Operating lease liabilities	132,014	134,994
Long-term deferred revenue	562,679	542,821
Accrued pension benefits	24,061	23,648
Accrued postretirement benefits	16,566	15,113
Deferred income taxes	16,411	30,871
Other liabilities	2,419	6,028
Total liabilities	1,930,663	1,946,812
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value: 20,000,000 shares authorized; no shares issued and outstanding at December 31, 2020 and 2019	—	—
Common stock, $0.01 par value: 380,000,000 shares authorized; 150,459,034 and 148,928,328 shares issued at December 31, 2020 and 2019, respectively; 125,852,000 and 124,351,294 shares outstanding at December 31, 2020 and 2019, respectively	1,505	1,489
Treasury stock, 24,577,034 shares as of December 31, 2020 and 2019, respectively, at cost	(518,030)	(518,030)
Capital in excess of par value	4,918,542	4,906,165
Accumulated deficit	(4,255,830)	(3,775,992)
Accumulated other comprehensive loss	(55,724)	(47,272)
Total stockholders’ equity	90,463	566,360
Total liabilities and stockholders’ equity	$2,021,126	$2,513,172

Houghton Mifflin Harcourt Company

Consolidated Statements of Operations

	(Unaudited) Three Months Ended December 31,		Years Ended December 31,
(in thousands of dollars, except share and per share data)	2020	2019	2020	2019
Net sales	$203,561	$241,475	$1,031,292	$1,390,674
Costs and expenses
Cost of sales, excluding publishing rights and pre-publication amortization	100,677	134,695	497,816	668,108
Publishing rights amortization	4,761	6,340	20,056	26,557
Pre-publication amortization	32,137	41,375	126,180	149,515
Cost of sales	137,575	182,410	644,052	844,180
Selling and administrative	111,095	146,400	478,101	662,606
Other intangible asset amortization	6,766	5,791	25,585	25,310
Impairment charge for goodwill	17,000	—	279,000	—
Restructuring/severance and other charges	98	15,821	33,643	21,742
Operating loss	(68,973)	(108,947)	(429,089)	(163,164)
Other income (expense)
Retirement benefits non-service (expense) income	(1,039)	42	(856)	167
Interest expense	(15,526)	(13,636)	(65,959)	(48,778)
Interest income	26	1,459	899	3,157
Change in fair value of derivative instruments	500	272	672	(899)
Gain on investments	353	—	2,091	—
Income from transition services agreement	—	—	—	4,248
Loss on extinguishment of debt	—	(4,363)	—	(4,363)
Loss before taxes	(84,659)	(125,173)	(492,242)	(209,632)
Income tax (benefit) expense	(1,514)	(55)	(12,404)	4,201
Net loss	$(83,145)	$(125,118)	$(479,838)	$(213,833)
Net loss per share attributable to common stockholders
Basic and diluted	$(0.66)	$(1.01)	$(3.82)	$(1.72)
Weighted average shares outstanding
Basic and diluted	125,867,093	124,342,086	125,455,487	124,152,984

Houghton Mifflin Harcourt Company

Consolidated Statements of Cash Flows

	Years Ended December 31,
(in thousands of dollars)	2020	2019
Cash flows from operating activities
Net loss	$(479,838)	$(213,833)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization expense	236,489	272,692
Operating lease assets, amortization and impairments	5,397	15,949
Amortization of debt discount and deferred financing costs	6,004	4,286
Gain on investments	(2,091)	—
Deferred income taxes	(14,355)	4,535
Stock-based compensation expense	11,573	13,968
Impairment charge for goodwill	279,000	—
Loss on extinguishment of debt	—	4,363
Change in fair value of derivative instruments	(672)	899
Changes in operating assets and liabilities, net of acquisitions
Accounts receivable	31,593	19,182
Inventories	46,096	(28,850)
Other assets	(11,425)	(20,155)
Accounts payable and accrued expenses	(34,941)	(12,136)
Royalties payable and author advances, net	(19,956)	9,342
Deferred revenue	57,178	200,473
Interest payable	7,191	3,690
Severance and other charges	7,183	10,631
Accrued pension and postretirement benefits	3,443	(4,800)
Operating lease liabilities	(1,996)	(17,281)
Other liabilities	(10,625)	(7,980)
Net cash provided by operating activities	115,248	254,975
Cash flows from investing activities
Proceeds from sales and maturities of short-term investments	—	50,000
Additions to pre-publication costs	(61,331)	(102,562)
Additions to property, plant, and equipment	(50,940)	(37,561)
Acquisition of business, net of cash acquired	—	(5,447)
Investment in preferred stock	—	(750)
Net cash used in investing activities	(112,271)	(96,320)
Cash flows from financing activities
Proceeds from term loan, net of discount	—	364,800
Proceeds from senior secured notes, net of discount	—	299,880
Borrowings under revolving credit facility	150,000	60,000
Payments of revolving credit facility	(150,000)	(60,000)
Payments of long-term debt	(19,000)	(772,000)
Payments of deferred financing fees	—	(8,493)
Tax withholding payments related to net share settlements of restricted stock units	(48)	(2,018)
Issuance of common stock under employee stock purchase plan	918	1,028
Net collections under transition service agreement	—	1,136
Net cash used in financing activities	(18,130)	(115,667)
Net increase (decrease) in cash and cash equivalents	(15,153)	42,988
Cash and cash equivalents at the beginning of the period	296,353	253,365
Cash and cash equivalents at the end of the period	$281,200	$296,353

Houghton Mifflin Harcourt Company

Non-GAAP Reconciliations (Unaudited)

Adjusted EBITDA

Consolidated

(in thousands of dollars)

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Net loss	$(83,145)	$(125,118)	$(479,838)	$(213,833)
Interest expense	15,526	13,636	65,959	48,778
Interest income	(26)	(1,459)	(899)	(3,157)
Provision (benefit) for income taxes	(1,514)	(55)	(12,404)	4,201
Depreciation expense	12,699	14,530	50,715	61,475
Amortization expense – film asset	9,099	3,063	13,953	9,835
Amortization expense	43,664	53,506	171,821	201,382
Non-cash charges – goodwill impairment	17,000	—	279,000	—
Non-cash charges – stock compensation	2,822	2,874	11,573	13,968
Non-cash charges – loss on derivative instruments	(500)	(272)	(672)	899
Inventory obsolescence related to strategic transformation plan	—	9,758	—	9,758
Fees, expenses or charges for equity offerings, debt or acquisitions/dispositions	714	5,596	1,080	6,327
Restructuring/severance and other charges	98	15,821	33,643	21,742
Gain on investments	(353)	—	(2,091)	—
Loss on extinguishment of debt	—	4,363	—	4,363
Adjusted EBITDA	$16,084	$(3,757)	$131,840	$165,738

Free Cash Flow

Consolidated

(in thousands of dollars)

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Cash flows from operating activities
Net cash provided by operating activities	$40,082	$127,603	$115,248	$254,975
Cash flows from investing activities
Additions to pre-publication costs	(10,010)	(21,030)	(61,331)	(102,562)
Additions to property, plant, and equipment	(15,665)	(10,211)	(50,940)	(37,561)
Free Cash Flow	$14,407	$96,362	$2,977	$114,852

We are unable to reconcile forward looking cash flow (both before and after interest payments) and related margin without unreasonable efforts. Unlevered free cash flow margin is the ratio of free cash flow before interest payments to billings.

Houghton Mifflin Harcourt Company

Calculation of Billings (Unaudited)

Billings (in thousands of dollars)

Consolidated

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Net sales	$203,561	$241,475	$1,031,292	$1,390,674
Change in deferred revenue	(48,169)	(40,618)	58,178	200,662
Billings	$155,392	$200,857	$1,089,470	$1,591,336

Education

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Net sales	$140,979	$189,387	$839,553	$1,210,646
Change in deferred revenue	(48,294)	(40,514)	58,281	201,621
Education Billings	$92,685	$148,873	$897,834	$1,412,267

HMH Books & Media

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Net sales	$62,582	$52,088	$191,739	$180,028
Change in deferred revenue	125	(104)	(103)	(959)
HMH Books & Media Billings	$62,707	$51,984	$191,636	$179,069

Billings is an operating measure utilized by the Company derived as shown above.